Exhibit 99.1

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200
NEWS
RELEASE		Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL CORPORATION

ANNOUNCES $200 MILLION SHARE REPURCHASE PROGRAM

Corona, CA— March 12, 2010 — Hansen Natural Corporation (NASDAQ:HANS) today announced that on March 11, 2010 its Board of Directors authorized a new share repurchase program for the repurchase of up to $200 million of the Company’s outstanding common stock.  The Board of Directors terminated the common stock repurchase program authorized in April 2008, under which the Company had purchased approximately $189.8 million of common stock.

As of February 12, 2010, Hansen Natural Corporation had 88,160,693 shares of common stock outstanding.

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Nitrous™ Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated coffee + energy drinks, X-Presso Monster™ brand non-carbonated espresso energy drinks, Lost® Energy™ brand energy drinks, Rumba®, Samba and Tango brand energy juices, Vidration™ brand vitamin enhanced waters and Peace Tea™ iced teas.  For more information visit www.hansens.com and www.monsterenergy.com

Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. Management cautions that these

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statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; political, legislative or other governmental actions or events in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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